Exhibit 99.1

Connection (CNXN) Reports Third Quarter 2023 Results

Record Quarter for Net Income and Earnings per Share

THIRD QUARTER SUMMARY:

  Net sales: $693.1 million, down 10.6% y/y
  Gross profit: $131.9 million, down 3.5% y/y
  Net income: $25.6 million, up 10.3% y/y
  Diluted EPS: $0.97, up 10.4% y/y

MERRIMACK, N.H.--(BUSINESS WIRE)--November 1, 2023--Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, healthcare and education markets, today announced results for the third quarter ended September 30, 2023, and that its board of directors has declared a quarterly dividend of $0.08 per share on the company’s common stock, which will be payable on December 1, 2023, to shareholders of record as of November 14, 2023.

“We executed well against our strategic priorities including improving our mix of advanced technologies and integrated solutions. Record gross margins and cashflow, combined with our improved operational efficiencies, enabled us to deliver record earnings per share of $0.97 cents during the third quarter” said Timothy McGrath, President and Chief Executive Officer of Connection.

Quarterly Results:

Net sales for the quarter ended September 30, 2023 decreased by 10.6%, year over year. Gross profit decreased 3.5% while gross margin expanded 142 basis points to a record 19.0%, compared to the prior year quarter. Net income for the quarter ended September 30, 2023 increased by 10.3% to a record $25.6 million, or $0.97 per diluted share, compared to net income of $23.2 million, or $0.88 per diluted share, for the prior year quarter. Earnings per share, adjusted for restructuring and other charges (“Adjusted Diluted Earnings per Share”) 1, increased to $0.97 cents per share for the quarter ended September 30, 2023, compared to $0.88 cents per share for the prior year quarter.

Net sales for the nine months ended September 30, 2023 decreased by 10.0%, compared to the nine months ended September 30, 2022. Gross profit decreased 4.9% while gross margin expanded 94 basis points to 17.7%, compared to the nine months ended September 30, 2022. Net income for the nine months ended September 30, 2023 decreased by 15.5% to $59.5 million, or $2.25 per diluted share, compared to net income of $70.4 million, or $2.66 per diluted share, for the nine months ended September 30, 2022. Adjusted Diluted Earnings per Share1, decreased to $2.33 per share for the nine months ended September 30, 2023, compared to $2.66 per share for the nine months ended September 30, 2022.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”) 1 decreased 12% to $127.9 million for the twelve months ended September 30, 2023, compared to $145.5 million for the twelve months ended September 30, 2022.

Performance by Segment:

  Net sales for the Business Solutions segment decreased by 14.8% to $269.0 million in the third quarter of 2023, compared to a $315.8 million in the prior year quarter. Gross profit decreased by 1.0% to $62.7 million in the third quarter of 2023, compared to $63.3 million in the prior year quarter. Gross margin increased by 326 basis points to 23.3% primarily due to a shift in product mix to sales of integrated solutions and advanced technologies, which includes services and software, which are recorded on a net basis during the third quarter of 2023.
  Net sales for the Public Sector Solutions segment decreased by 4.4% to $147.5 million in the third quarter of 2023, compared to $154.4 million in the prior year quarter. Sales to the federal government increased by 9.5% to $26.3 million, while sales to state and local governments and educational institutions decreased by 7.0% to $121.2 million, compared to the prior year quarter. Gross profit decreased slightly by 0.5% to $25.0 million in the third quarter of 2023, compared to $25.1 million in the prior year quarter. Gross margin increased by 67 basis points to a record 16.9% primarily due to a higher mix of software and services, which are recorded on a net basis during the third quarter of 2023, in addition to a shift in product mix to sales of advanced technologies, including networking, software, servers and services.
  Net sales for the Enterprise Solutions segment decreased by 9.5% to $276.6 million in the third quarter of 2023, compared to $305.5 million in the prior year quarter. Gross profit decreased by 8.3% to $44.2 million in the third quarter of 2023, compared to $48.2 million in the prior year quarter. Gross margin increased by 21 basis points to a record 16.0% primarily due to our enterprise customers prioritizing integrated solutions of software and services which are recorded on a net basis.

Sales by Product Mix:

  Notebook/mobility sales decreased 20% year over year and accounted for 32% of net sales in the third quarter of 2023, compared to 36% of net sales in the third quarter of 2022.
  Networking sales increased by 48% year over year and accounted for 12% of net sales in the third quarter of 2023, compared to 7% of net sales in the third quarter of 2022.
  Software sales decreased by 10% year over year and accounted for 11% of net sales in the third quarter of 2023 and 2022.
  Accessories sales decreased by 26% year over year and accounted for 10% of net sales in the third quarter of 2023, compared to 13% of net sales in the third quarter of 2022.

Selling, general and administrative (“SG&A”) expenses decreased in the third quarter of 2023 to $99.8 million from $104.9 million in the prior year quarter. The decrease in SG&A was due, in part, to the realization of on-going cost reduction initiatives we have undertaken this year. SG&A as a percentage of net sales increased to 14.4%, compared to 13.5% in the prior year quarter. The increase in SG&A as a percentage of net sales is primarily due to the decrease in net sales compared to the prior year quarter.

Interest income in the third quarter of 2023 was $2.7 million, compared to $0.3 million in the third quarter of 2022.

Cash and cash equivalents, and short-term investments were $289.4 million at September 30, 2023, compared to $116.2 million at September 30, 2022.

Conference Call and Webcast

Connection will host a conference call and live web cast today, November 1, 2023 at 4:30 p.m. EST to discuss its third quarter financial results. For participants who would like to participate via telephone, please register here to receive the dial-in number along with a unique PIN number that is required to access the call. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measures is available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 460,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and real-time access to over 460,000 products and 2,500 vendors through MarkITplace®, a proprietary next-generation, cloud-based supply chain solution. The team’s engineers, software licensing specialists, and subject matter experts help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and may include statements concerning, among other things, financial results, business plans (including statements regarding new products and services we may offer and future expenditures, costs and investments), future liabilities, impairments, competition, and the impact of current macroeconomic conditions on our businesses and results of operations. You can generally identify forward-looking statements by words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “may,” “should,” “will,” or similar statements or variations of such terms, although not all forward-looking statements include such terms. These statements reflect our current views with respect to future events and are based on assumptions as of the date of this report. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements.

Such differences may result from actions taken by us, including expense reduction or strategic initiatives (including reductions in force, capital investments and new or expanded product offerings or services), our execution of our business plans (including our inventory management, our cost structure and our management and other personnel decisions) or other business decisions, as well as from developments beyond our control, including;

  substantial competition reducing our market share;
  significant price competition reducing our profit margins;
  the loss of any of our major vendors adversely affecting the number of type of products we may offer;
  virtualization of information technology resources and applications, including networks, servers, applications, and data storage disrupting or altering our traditional distribution models;
  service interruptions at third-partly shippers negatively impacting our ability to deliver the products we offer to our customers;
  increases in shipping and postage costs reducing our margins and adversely affecting our results of operations;
  loss of key persons or the inability to attract, train and retain qualified personnel adversely affecting our ability to operate our business;
  cyberattacks or the failure to safeguard personal information and our IT systems resulting in liability and harm to our reputation; and
  the rate of innovations in the hardware, software and services we offer as well as macroeconomics factors facing the global economy, including disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and changing interest rates have impacted and are expected to continue to impact the level of investment our customers are willing to make in IT products.

Additional factors include those described in this Annual Report on Form 10-K for the year ended December 31, 2022, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” in our subsequent quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in our subsequent filings with the Securities and Exchange Commission.

A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. You should not place undue reliance on the forward-looking statements. Unless required by law, we assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made.

[1]Adjusted EBITDA and Adjusted Earnings per Share are non-GAAP measures. See page 10 for the definition and reconciliation.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended September 30,	2023		2022
					%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)					Change

Operating Data:
Net sales	$693,086		$775,692		(11%)
Diluted earnings per share	$0.97		$0.88		10%

Gross margin	19.0%		17.6%
Operating margin	4.6%		4.1%

Inventory turns (1)	16		12
Days sales outstanding (2)	71		70

	% of		% of
Product Mix:	Net Sales		Net Sales
Notebooks/Mobility	32%		36%
Net/Com Products	12		7
Software	11		11
Accessories	10		13
Displays	10		10
Desktops	10		9
Servers/Storage	7		7
Other Hardware/Services	8		7
Total Net Sales	100%		100%

Stock Performance Indicators:
Actual shares outstanding	26,272		26,288
Closing price	$53.38		$45.09
Market capitalization	$1,402,399		$1,185,326
Trailing price/earnings ratio	18.0		12.9
LTM Net Income	$78,316		$92,781
LTM Adjusted EBITDA (3)	$127,906		$145,502

(1) Represents the annualized cost of goods sold for the period divided by the average inventory for the prior four-month period.
(2) Represents the trade receivable at the end of the period divided by average daily net sales for the same three-month period.
(3) LTM Adjusted EBITDA is a non-GAAP measure defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges for the last twelve months. See page 10 for a reconciliation.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended September 30,	2023		2022
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Enterprise Solutions	$276,566	16.0%	$305,510	15.8%
Business Solutions	269,021	23.3	315,816	20.0
Public Sector Solutions	147,499	16.9	154,366	16.3
Total	$693,086	19.0%	$775,692	17.6%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands, except per share data)	2023	2022	2023	2022

Net sales	$693,086	$775,692	$2,154,178	$2,392,545
Cost of sales	561,198	639,066	1,772,217	1,990,712
Gross profit	131,888	136,626	381,961	401,833

Selling, general and administrative expenses	99,822	104,887	304,064	305,189
Restructuring and other charges	44	-	2,687	-
Income from operations	32,022	31,739	75,210	96,644

Other income, net	2,688	308	5,848	319
Income tax provision	(9,112)	(8,841)	(21,565)	(26,567)
Net income	$25,598	$23,206	$59,493	$70,396

Earnings per common share:
Basic	$0.97	$0.88	$2.26	$2.68
Diluted	$0.97	$0.88	$2.25	$2.66

Shares used in the computation of earnings per common share:
Basic	26,262	26,279	26,281	26,267
Diluted	26,434	26,455	26,406	26,432

	September 30,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2023	2022
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$240,509	$122,930
Short-term investments	$48,894	-
Accounts receivable, net	587,597	610,280
Inventories, net	142,243	208,682
Income taxes receivable	7,388	-
Prepaid expenses and other current assets	14,068	11,900
Total current assets	1,040,699	953,792
Property and equipment, net	57,638	59,171
Right-of-use assets, net	4,934	7,558
Goodwill	73,602	73,602
Intangibles assets, net	3,733	4,648
Other assets	821	1,055
Total Assets	$1,181,427	$1,099,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$264,502	$232,638
Accrued payroll	26,363	24,071
Accrued expenses and other liabilities	49,098	53,808
Total current liabilities	339,963	310,517
Deferred income taxes	18,011	17,970
Operating lease liability	3,638	4,994
Other liabilities	654	170
Total Liabilities	362,266	333,651
Stockholders’ Equity:
Common stock	292	291
Additional paid-in capital	130,875	125,784
Retained earnings	739,223	686,037
Accumulated other comprehensive income	154	-
Treasury stock at cost	(51,383)	(45,937)
Total Stockholders’ Equity	819,161	766,175
Total Liabilities and Stockholders’ Equity	$1,181,427	$1,099,826

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended September 30,		Nine Months Ended September 30,
(amounts in thousands)	2023	2022	2023	2022
Cash Flows from Operating Activities:
Net income	$25,598	$23,206	$59,493	$70,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,289	3,020	9,456	9,000
Adjustments to credit losses reserve	567	1,016	1,814	2,658
Stock-based compensation expense	1,789	1,282	5,425	4,072
Loss on disposal of fixed assets	88	3	563	16

Changes in assets and liabilities:
Accounts receivable	4,499	(3,719)	20,869	(41,782)
Inventories	17,491	9,842	66,439	(6,761)
Prepaid expenses and other current assets	4,097	3,273	(9,556)	(79)
Other non-current assets	94	(22)	234	5
Accounts payable	(12,936)	(19,823)	31,648	(23,268)
Accrued expenses and other liabilities	5,644	6,006	(720)	1,432
Net cash provided by operating activities	50,220	24,084	185,665	15,689

Cash Flows from Investing Activities:
Purchases of short-term investments	(48,699)	-	(48,699)	-
Purchases of property and equipment	(2,495)	(2,410)	(7,355)	(6,975)
Net cash used in investing activities	(51,194)	(2,410)	(56,054)	(6,975)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings	2,982	10,409	70,877	36,463
Repayment of short-term borrowings	(2,982)	(10,409)	(70,877)	(36,463)
Purchase of common stock for treasury shares	-	-	(5,392)	-
Dividend payments	(2,101)	-	(6,307)	-
Issuance of stock under Employee Stock Purchase Plan	-	-	537	-
Payment of payroll taxes on stock-based compensation through shares withheld	(399)	(380)	(870)	(834)
Net cash used in financing activities	(2,500)	(380)	(12,032)	(834)
Increase (decrease) in cash and cash equivalents	(3,474)	21,294	117,579	7,880
Cash and cash equivalents, beginning of period	243,983	94,896	122,930	108,310
Cash and cash equivalents, end of period	$240,509	$116,190	$240,509	$116,190

Non-cash Investing Activities:
Accrued purchases of property and equipment	$408	$362	408	362
Accrued excise tax on treasury purchases	$-	$-	54	-

Supplemental Cash Flow Information:
Income taxes paid	$6,841	$9,250	$34,251	$30,759
Interest paid	$1	$1	$19	$4

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (defined as earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. When analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for Net income or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.

(amounts in thousands)	Three Months Ended September 30,			LTM Ended September 30, (1)
	2023	2022	% Change	2023	2022	% Change
Net income	$25,598	$23,206	10%	$78,316	$92,781	(16%)
Depreciation and amortization	3,289	3,020	9%	12,434	12,037	3%
Income tax expense	9,112	8,841	3%	27,414	35,485	(23%)
Interest expense	1	1	0%	27	14	93%
EBITDA	38,000	35,068	8%	118,191	140,317	(16%)
Restructuring and other charges (2)	44	-	100%	2,687	-	(100%)
Stock-based compensation	1,789	1,282	40%	7,028	5,185	36%
Adjusted EBITDA	$39,833	$36,350	10%	$127,906	$145,502	(12%)

(1) LTM: Last twelve months
(2) Restructuring and other charges in 2023 consist of severance and other charges related to internal restructuring activities.

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE

A reconciliation from Net Income to Adjusted Net Income is detailed below. Adjusted Net Income is defined as Net Income plus restructuring and other charges, net of tax. A reconciliation from Diluted Earnings per Share to Adjusted Diluted Earnings per Share is detailed below. Adjusted Diluted Earnings per Share is defined diluted earnings per share adjusted for restructuring and other charges, net of tax. Adjusted Net Income and Adjusted Diluted Earnings Per Share are considered non-GAAP financial measures (see note above in EBITDA and Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that Adjusted Net Income and Adjusted Diluted Earnings per Share provide helpful information with respect to the Company's operating performance. When analyzing our operating performance, investors should use Adjusted Net Income and Adjusted Diluted Earnings per Share in addition to, and not as alternatives for Net income and Diluted Earnings per Share or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.
(amounts in thousands, except per share data)	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	% Change	2023	2022	% Change
Net income	$25,598	$23,206	10%	$59,493	$70,396	-15%

Restructuring and other charges (1)	44	-	100%	2,687	-	100%
Tax benefit	(12)	-	100%	(715)	-	100%
Restructuring and other charges, net of tax	32	-	100%	1,972	-	100%

Adjusted Net Income	$25,630	$23,206	10%	$61,465	$70,396	-13%
Diluted shares	26,434	26,455		26,406	26,432
Diluted Earnings per Share	$0.97	$0.88	10%	$2.25	$2.66	-15%
Adjusted Diluted Earnings per Share	$0.97	$0.88	11%	$2.33	$2.66	-13%

(1) Restructuring and other charges in 2023 consist of severance and other charges related to internal restructuring activities.

Contacts

Investor Relations Contact:
Thomas Baker, 603.683.2505
Senior Vice President, CFO, and Treasurer
tom@connection.com